UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Schedule 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☐	Soliciting Material under §240.14a-12
MediaCo Holding Inc.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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MEDIACO HOLDING INC.
48 W. 25th Street, Floor 3
New York, New York 10010
February 24, 2025
Dear Shareholder:
The directors and officers of MediaCo Holding Inc. join me in inviting you to attend a virtual special meeting of our shareholders on March 6, 2025, at 9:00 a.m. Eastern time, via virtual conference using www.virtualshareholdermeeting.com/MDIA2025SM. As in recent years, in order to maximize efficiency, we have decided to hold the meeting solely by means of remote communication (i.e., a virtual-only meeting).
The formal notice of the special meeting and the proxy statement appear on the following pages. After reading the proxy statement, please submit your proxy promptly by telephone or via the Internet in accordance with the instructions on the enclosed proxy card, or by marking, signing and returning a physical proxy card by mail, to ensure that your votes on the business matters of the meeting will be recorded.
We hope that you will dial in to attend this meeting. Whether or not you attend, we urge you to submit your proxy promptly. In light of the meeting being held virtually, we strongly recommend that you vote your shares in advance of the meeting even if you plan to attend. Instructions on how to vote or change your vote are found in the sections entitled “Questions and Answers About this Special Meeting-How do I vote my shares before the special meeting?” and “Questions and Answers About this Special Meeting-How can I change my vote?” We look forward to talking to you on March 6, 2025.
Sincerely,
/s/ Alberto Rodriquez
Alberto Rodriguez
Interim Chief Executive Officer

MEDIACO HOLDING INC.
48 W. 25TH STREET, FLOOR 3, NEW YORK, NEW YORK 10010
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON MARCH 6, 2025
The special meeting of the shareholders of MediaCo Holding Inc. will be held on March 6, 2025, at 9:00 a.m. Eastern time, via virtual conference using www.virtualshareholdermeeting.com/MDIA2025SM. As in recent years, in order to maximize efficiency, we have decided to hold the meeting solely by means of remote communication (i.e., a virtual-only meeting).
Holders of Common Shares of MediaCo will be asked to consider and vote on the following matter:
1.
To approve the issuance of (i) up to 28,206,152 shares of MediaCo Class A Common Stock, par value $0.01 per share (referred to herein as the “Warrant Shares”), upon the exercise of a warrant issued in connection with MediaCo’s acquisition of certain assets of Estrella Broadcasting, Inc. and its subsidiaries, and (ii) 7,051,538 shares of MediaCo Class A Common Stock, par value $0.01 per share (referred to herein as the “Option Shares”), upon the exercise of the option right held by a subsidiary of MediaCo to purchase, or the put right held by Estrella Media, Inc. to sell equity interests of certain of its subsidiaries holding certain broadcast assets.

We describe this proposal in more detail in the accompanying proxy statement, which you should read in its entirety before voting.
Only shareholders of record at the close of business on February 13, 2025, are entitled to notice of and to vote at this meeting and any adjournments or postponements of this meeting.
By order of the Board of Directors,
/s/ Andrew C. Carington
Andrew C. Carington
Chief Legal Officer and Secretary
New York, New York
February 24, 2025
Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to be Held on March 6, 2025.
The proxy statement is available, free of charge, at www.proxyvote.com.
Also available on the website is the MediaCo proxy card, as well as additional voting information.
This proxy statement is dated February 24, 2025, and we mailed to our shareholders of record as of February 13, 2025 (other than those who previously requested electronic or paper delivery of our proxy materials) a notice of internet availability of proxy materials on or about that date.

i

MEDIACO HOLDING INC.

48 W. 25TH STREET, FLOOR 3
NEW YORK, NEW YORK 10010
PROXY STATEMENT
In this proxy statement, MediaCo Holding Inc. is referred to as “we,” “us,” “our,” “our company,” “the company” or “MediaCo”.
QUESTIONS AND ANSWERS ABOUT THIS SPECIAL MEETING
Q:	Why did I receive this proxy statement?
As a MediaCo shareholder, you received this proxy statement because our board of directors is soliciting your proxy to vote at the special meeting of shareholders. The special meeting will be held on March 6, 2025, at 9:00 a.m., Eastern time, via virtual conference using www.virtualshareholdermeeting.com/MDIA2025SM.
This proxy statement summarizes the information you need to know to vote on an informed basis at the special meeting; however, you do not need to attend the special meeting to vote your shares. For information regarding how to vote your shares, see “How do I vote my shares before the special meeting?” We expect to begin sending or otherwise making available this proxy statement, the annual report, notice of special meeting and the proxy card(s) on or about February 24, 2025, to all shareholders entitled to vote.
Q:	What am I voting on?
To approve the issuance of the Warrant Shares and the Option Shares.
Q:	What if another matter is properly brought before the meeting?
Our board of directors knows of no other matters that will be presented for consideration at the special meeting other than the item indicated herein. If any other matters are properly brought before the meeting, the persons designated as authorized proxies on your proxy card may vote on such matters in their discretion.
Q:	Who is entitled to vote?
Holders of outstanding shares of MediaCo’s Class A Common Stock, par value $0.01 per share (“Class A Shares”), holders of outstanding shares of MediaCo’s Class B Common Stock, par value $0.01 per share (“Class B Shares” and together with the Class A Shares, “Common Shares”) as of the close of business on February 13, 2025, the record date for the special meeting, are entitled to vote at the special meeting. As of February 13, 2025, 41,325,165 Class A Shares and 5,413,197 Class B Shares were issued and outstanding. As of February 13, 2025, there were no shares of MediaCo’s Class C Common Stock, par value $0.01 per share, issued or outstanding.
Each Class A Share is entitled to one vote and each Class B share is entitled to ten votes on each matter submitted to shareholders at the special meeting. Generally, the holders of Class A Shares and Class B Shares vote together as a single group. However, the two classes vote separately in connection with the election of directors, certain “going private” transactions and other matters as provided by law. At this special meeting, the holders of Class A Shares and Class B Shares will vote together on the approval of the proposal to be voted on at the special meeting.
Q:	Has our board of directors made any recommendation with respect to the proposal?
Our board of directors recommends that holders of Common Shares vote to approve the proposal to be voted on at the special meeting.
Q:	What is the quorum requirement?
A quorum of shareholders is necessary to hold a valid special meeting. A quorum will be present only if the holders of record of a majority of the combined voting power of the outstanding Class A Shares and Class B Shares entitled to vote at the meeting are present virtually at the special meeting or represented by proxy (counting one vote for each outstanding Class A Share and ten votes for each outstanding Class B Share). At the close of business on the record date for the special meeting, there were 41,325,165 Class A Shares and 5,413,197 Class B Shares outstanding and entitled to vote.

Your shares will be counted towards the quorum only if you submit a valid proxy or vote at the special meeting. If there is no quorum, a majority of the votes present at the meeting or represented by proxy may adjourn the special meeting to another date.
Q:	What does it mean if I get more than one proxy card?
If you receive more than one proxy card, it means you hold Common Shares registered in more than one account. Sign and return ALL proxy cards to ensure that all your Common Shares are voted.
Q:	How do I vote my shares before the special meeting?
If you hold your shares in your own name, you may submit a proxy by telephone, via the Internet or by mail.
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Submitting a Proxy by Telephone: You can submit a proxy for your shares by telephone until 11:59 p.m. Eastern time on March 5, 2025, by calling the toll-free telephone number on the enclosed proxy card, (800) 690-6903. Telephone proxy submission is available 24 hours a day. Voice prompts allow you to submit a proxy for your shares and confirm that your instructions have been properly recorded. Our telephone proxy submission procedures are designed to authenticate shareholders by using individual control numbers.

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Submitting a Proxy via the Internet: You can submit a proxy via the Internet until 11:59 p.m. Eastern time on March 5, 2025, by accessing the website listed on your proxy card, www.proxyvote.com, and following the instructions you will find on the website. Internet proxy submission is available 24 hours a day. As with telephone proxy submission, you will be given the opportunity to confirm that your instructions have been properly recorded.

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Submitting a Proxy by Mail: If you choose to submit a proxy by mail, simply mark the appropriate proxy card, date and sign it, and return it in the postage paid envelope provided or to the address shown on the proxy card. Your proxy card must be received by the secretary of the meeting before the start of the meeting in order for your vote to be counted.

By casting your vote in any of the three ways listed above, you are authorizing the individuals listed on the proxy to vote your shares in accordance with your instructions. You may also attend the special meeting and vote in person.
If your shares are held in the name of a bank, broker or other holder of record, then you are the beneficial owner of shares held in “street name.” The notice of special meeting, proxy statement, and accompanying materials have been forwarded to you by your broker, bank, or other holder of record that is considered the “holder of record” of those shares. As the beneficial owner, you have the right to direct your broker, bank, or other holder of record in voting your shares and you will receive instructions from the holder of record that you must follow for your shares to be voted. The availability of telephonic or Internet voting will depend on the bank’s or broker’s voting process. Please check with your bank or broker and follow the voting procedures your bank or broker provides to vote your shares.
Q:	If I am the beneficial owner of shares held in “street name” by my broker, will my broker automatically vote my shares for me?
Stock exchange rules applicable to brokers grant your broker discretionary authority to vote your shares without receiving your instructions on certain matters. Unless you provide voting instructions to your broker, your broker does not have discretionary authority to vote your shares except in connection with routine matters.
The proposal (vote to approve the issuance of the Warrant Shares and the Option Shares) is not considered to be a routine matter and, accordingly, your broker will not be able to vote on this proposal without your instructions. If you do not instruct your broker as to how to vote your shares with respect to any proposal to adjourn the special meeting, which is considered to be a routine matter, your broker will be able to vote your shares with respect to such proposal. Therefore, it is particularly important that beneficial owners instruct their brokers how they wish to vote their shares.
Q:	How will my shares be voted if I give my proxy but do not specify how my shares should be voted?
If you provide specific voting instructions, your shares will be voted at the special meeting in accordance with your instructions. If you return your signed proxy card but do not indicate your voting preferences, we will vote on your behalf FOR approval of the proposal to be voted on at the special meeting.

Q:	What is an “abstention” or a broker “non-vote” and how do they affect the vote?
An “abstention” occurs when a shareholder sends in a proxy with explicit instructions to decline to vote regarding a particular matter. Abstentions are counted as present for purposes of determining a quorum. Abstentions with respect to the proposal to be approved at the special meeting will have no effect on the outcome of the vote.
A broker “non-vote” occurs when a broker or other nominee who holds shares for the beneficial owner is unable to vote those shares for the beneficial owner because the broker or other nominee does not have discretionary voting power for the proposal and has not received voting instructions from the beneficial owner of the shares. As noted above, brokers will not have such discretionary voting power to vote Common Shares with respect to the proposal (vote to approve the issuance of the Warrant Shares and the Option Shares). Common Shares that are the subject of a broker non-vote are included for quorum purposes, but a broker non-vote with respect to a proposal will not be counted as a vote represented at the meeting and entitled to vote and, consequently, as a general matter, will have no effect on the outcome of the vote.
Q:	How can I change my vote?
You may revoke your proxy at any time before it is exercised by:
•	Delivering to the secretary of the meeting a written notice of revocation, dated later than the proxy, before the vote is taken at the special meeting;
•	Delivering to the secretary of the meeting an executed proxy bearing a later date, before the vote is taken at the special meeting; or
•	Submitting a proxy on a later date by telephone or via the Internet (only your last telephone or Internet proxy will be counted), before 11:59 p.m. Eastern time on March 5, 2025.
Andrew C. Carington, MediaCo’s Chief Legal Officer and Secretary, has been appointed by our board of directors as the secretary of the special meeting. Any written notice of revocation, or later dated proxy, should be delivered to the secretary of the meeting at the address below:
MediaCo Holding Inc.
48 W. 25th Street, Floor 3
New York, New York 10010
Attention: Andrew C. Carington, Chief Legal Officer and Secretary
If your shares are held by a bank, broker or other nominee, you must follow the instructions provided by the bank, broker or other nominee if you wish to change your vote.
Q:	Who will count the votes?
Representatives of Broadridge Financial Solutions, Inc. will count the votes.
Q:	How many votes are needed for approval of each proposal?
The approval of the proposal requires that the number of votes cast in favor of that proposal by holders of our outstanding Class A Shares and Class B Shares entitled to vote thereon, voting together as a single class, exceed the number of votes cast against the proposal by such holders of our outstanding Class A Shares and Class B Shares.
Q:	What percentage of stock does our largest individual shareholder own and how does it intend to vote? What about executive officers and directors?
SG Broadcasting LLC (“SG Broadcasting”), an affiliate of Standard General L.P. (“Standard General”), is our largest single shareholder, beneficially owning approximately 92.0% of our Class A Shares and 100% of our Class B Shares as of February 13, 2025. As more fully described herein, SG Broadcasting has agreed to vote in favor of approval of the issuance of additional Class A Shares contemplated by the proposal described in this proxy statement. If SG Broadcasting does so, the approval of the potential issuance of additional Class A Shares is expected to be approved because SG Broadcasting controls approximately 96.1% of the combined voting power of our outstanding Common Shares.
All directors and executive officers together own outstanding Class A Shares and Class B Shares representing 1.0% of the combined voting power of our outstanding Common Shares as of February 13, 2025.

Q:	Does MediaCo offer an opportunity to receive future proxy materials electronically?
Yes. If you are a shareholder of record, you may, if you wish, receive future proxy statements and annual reports online. If you elect this feature, you will receive either a proxy card or an e-mail message notifying you when the materials are available, along with a web address for viewing the materials. You may sign up for electronic delivery by marking and signing the appropriate spaces on your proxy card or by contacting our Investor Relations Department by e-mail at Legal@MediaCoHolding.com or by phone at (212) 367-1608. If you received these materials electronically, you do not need to do anything to continue receiving materials electronically in the future.
If you hold your shares in a brokerage account, you may also have the opportunity to receive proxy materials electronically. Please follow the instructions of your broker.
Electronic delivery saves MediaCo money by reducing printing and mailing costs. It will also make it convenient for you to receive your proxy materials online. MediaCo charges nothing for electronic delivery. You may, of course, incur the usual expenses associated with Internet access, such as telephone charges or charges from your Internet service provider.
You may discontinue electronic delivery at any time. For more information, contact our Investor Relations Department by e-mail at Legal@MediaCoHolding.com or by phone at (212) 367-1608.
Q:	Who can attend the special meeting?
All shareholders of record as of February 13, 2025, as well as holders of shares held in street name, may attend via virtual conference using www.virtualshareholdermeeting.com/MDIA2025SM.
Q:	Where will the meeting take place?
We intend to hold our special meeting virtually via virtual conference using www.virtualshareholdermeeting.com/MDIA2025SM. As in recent years, in order to maximize efficiency, we have decided to hold the meeting solely by means of remote communication (i.e., a virtual-only meeting).
Q:	How can I find out the results of the voting at the special meeting?
Preliminary voting results will be announced at the special meeting. Final voting results will be made available in a Form 8-K filed with the SEC after the special meeting.
Q:	Where can we get technical assistance?
If you encounter difficulties assessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting log in page.
Q:	What do I do if I have additional questions?
If you have any questions prior to the special meeting, please contact our Investor Relations Department by e-mail at Legal@MediaCoHolding.com or by phone at (212) 367-1608.

FORWARD-LOOKING STATEMENTS
This proxy statement (this “proxy statement”) includes or incorporates forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements are based upon management’s assumptions, expectations, projections, intentions and beliefs about future events. In some cases, predictive, future-tense or forward-looking words such as “intend,” “plan,” “may,” “will,” “project,” “estimate,” “anticipate,” “believe,” “expect,” “continue,” “potential,” “opportunity,” “forecast,” “should” and similar expressions, whether in the negative or affirmative, are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Factors that could cause actual results to difference materially from the results anticipated in these forward-looking statements are contained in the Company’s periodic reports filed with the U.S. Securities and Exchange Commission (the “SEC”) under the heading “Risk Factors” and elsewhere, and other filings that the Company may make with the SEC. The Company cautions readers that the forward-looking statements included in this proxy statement represent our estimates and assumptions only as of the date of this proxy statement and are not intended to give any assurance as to future results. These forward-looking statements are not statements of historical fact and represent only our management’s beliefs and expectations as of the date hereof, and involve risks and uncertainties that could cause actual results to differ materially and inversely from expectations expressed in or indicated by the forward-looking statements. New factors emerge from time to time, and it is not possible for us to predict all of these factors. Further, the Company cannot assess the effect of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to be materially different from those contained in any forward-looking statement. Accordingly, you should not unduly rely on any forward-looking statements.
The Company undertakes no obligation to update or revise any forward-looking statements contained in this proxy statement, whether as a result of new information, future events, a change in our views or expectations or otherwise except as required by the federal securities laws.

DESCRIPTION OF THE BUSINESS
Overview
MediaCo was formed in Indiana in 2019 and is a diverse owned and diverse targeted media business. MediaCo stands at the forefront of entertainment and news, uniquely positioned as a leader in reaching multicultural audiences. Through its diverse portfolio of digital, television, and radio properties, we engage over 35 million unique visitors each month, delivering a dynamic mix of free, ad-supported streaming and terrestrial entertainment, music, and news across all major media platforms and on all devices.
We own and operate two radio stations located in New York City, as well as the assets acquired in April 2024 in our transactions with Estrella Broadcasting, Inc. (“Estrella”) and its subsidiary Estrella Media, Inc. (“Estrella Media”). These assets include Estrella Media’s network, content, digital, and commercial operations. Among the Estrella Media brands that have joined MediaCo are the EstrellaTV network and its influential linear and digital video content business, and Estrella Media’s expansive digital channels, including its four FAST channels: EstrellaTV, Estrella News, Cine EstrellaTV, Estrella Games and also the EstrellaTV app. We derive our revenues primarily from TV, radio, and digital advertising sales, but we also generate revenues from events, including sponsorships and ticket sales, licensing, and syndication.
A further description of MediaCo’s business is included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on April 1, 2024 (as amended pursuant to Amendment No. 1 to our Annual Report on Form 10-K for such fiscal year, filed with the SEC on April 29, 2024), each of which is incorporated by reference into this proxy statement. Additionally, a description of our Estrella MediaCo business is set forth in Amendment No. 1 to the Company’s Current Report on Form 8-K filed with the SEC on July 3, 2024, which is incorporated by reference into this proxy statement.
Corporate Information
Our principal executive offices are located at 48 West 25th Street, Third Floor, New York, New York, 10010, and our telephone number is (212) 229-9797. Our website address is www.mediacoholding.com.

PROPOSAL: APPROVAL OF ISSUANCE OF WARRANT SHARES AND OPTION SHARES
Description of the Transactions
As disclosed in MediaCo’s Form 8-K filed on April 18, 2024 (the “Original Form 8-K”), on April 17, 2024, MediaCo and its wholly-owned subsidiary MediaCo Operations LLC, a Delaware limited liability company (“Purchaser”), entered into an asset purchase agreement (the “Asset Purchase Agreement”) with Estrella and SLF LBI Aggregator, LLC, a Delaware limited liability company (“Aggregator”) and an affiliate of HPS Investment Partners, LLC (“HPS”), pursuant to which Purchaser purchased substantially all of the assets of Estrella and its subsidiaries (other than certain broadcast assets owned by Estrella and its subsidiaries (the “Estrella Broadcast Assets”)) (the “Purchased Assets”), and assumed substantially all of the liabilities (the “Assumed Liabilities”) of Estrella and its subsidiaries.
MediaCo provided the following consideration for the Purchased Assets:
i.	A warrant (the “Warrant”) to purchase up to 28,206,152 Class A Shares (the “Warrant Shares”);
ii.	60,000 shares of a newly designated series of MediaCo’s preferred stock designated as “Series B Preferred Stock” (the “Series B Preferred Stock”);
iii.	A term loan in the principal amount of $30.0 million under the Second Lien Credit Agreement (as defined below) (the “Second Lien Term Loan”); and
iv.	An aggregate cash payment in the amount of approximately $30.0 million to be used, in part, for the repayment of certain indebtedness of Estrella and payment of certain Estrella transaction expenses.
On July 3, 2024, MediaCo filed an amendment to the Original Form 8-K for the purpose of disclosing certain financial statements and pro forma financial information.
The Asset Purchase Agreement requires that MediaCo file with the SEC this proxy statement to be sent to MediaCo shareholders relating to the special meeting to be held to consider approval of the issuance of (i) 28,206,152 Class A Shares upon exercise of the Warrant, and (ii) 7,051,538 Class A Shares upon exercise of the Option Right described below under “Option Agreement” (together, the “Issuance Proposal”). Our board of directors has directed that the Issuance Proposal be submitted to a vote at the special meeting and recommends that MediaCo’s shareholders vote in favor of approval of the Issuance Proposal.
Warrant
On April 17, 2024, in connection with the transactions contemplated by the Asset Purchase Agreement (the “Transactions”), MediaCo issued the Warrant, which provides for the purchase of up to 28,206,152 Class A Shares, subject to customary adjustments as set forth in the Warrant, at an exercise price per share of $0.00001. Subject to certain limitations, the Warrant also provides that the Warrant holder has the right to participate in distributions on the Class A Shares on an as-exercised basis. The Warrant further provides that in no event shall the aggregate number of the Class A Shares issuable to the Warrant holder upon exercise of the Warrant exceed 19.9% of the aggregate number of shares of common stock of MediaCo outstanding, or the voting power of such outstanding shares of common stock, on the business day immediately preceding the issue date for such shares, calculated in accordance with the applicable rules of the Nasdaq Capital Market (“Nasdaq”), unless and until the Issuance Proposal has been approved.
Option Agreement
On April 17, 2024, in connection with the Transactions, MediaCo and Purchaser entered into an Option Agreement (as amended and in effect, the “Option Agreement”) with Estrella and certain subsidiaries of Estrella pursuant to which (i) Purchaser was granted the option to purchase 100% of the equity interests of certain subsidiaries of Estrella Media holding the Estrella Broadcast Assets (the “Option Subsidiaries Equity”) in exchange for 7,051,538 Class A Shares (the “Option Shares”), and (ii) Estrella was granted the right to put the Option Subsidiaries Equity to Purchaser in exchange for the Option Shares beginning six months after the date of the closing of the Transactions (the “Closing Date”).
On February 7, 2025, MediaCo and Purchaser entered into an Equity Purchase Agreement with Estrella and certain subsidiaries of Estrella to effect the sale of the Option Subsidiaries Equity.

The purchase right of Purchaser under the Option Agreement, and the put right of Estrella under the Option Agreement, are each referred to in this proxy statement as the “Option Right.”
Voting and Support Agreement
On April 17, 2024, in connection with the Transactions, SG Broadcasting, the holder of the Class A Shares and the Class B Shares representing a majority of the voting power of the shares of MediaCo, entered into a Voting and Support Agreement with MediaCo and Estrella (the “Voting and Support Agreement”), pursuant to which SG Broadcasting agreed to, among other things, and subject to the terms and conditions set forth therein, at any meeting of MediaCo shareholders (including the special meeting), or at any adjournment or postponement thereof, vote in favor of the Issuance Proposal and against any action or proposal that would reasonably be expected to prevent or materially delay consummation of the Issuance Proposal. The Voting Agreement also includes certain customary restrictions on SG Broadcasting’s ability to transfer its shares of MediaCo stock. The Voting Agreement will automatically terminate upon the date on which the Issuance Proposal is approved.
First Lien Term Loan
In order to finance the Transactions, MediaCo and its direct and indirect subsidiaries entered into a maximum $45.0 million first lien term loan credit facility, dated April 17, 2024 (the “First Lien Credit Agreement”), with WhiteHawk Capital Partners, LP (“WhiteHawk”), as term agent thereunder, and the lenders party thereto. Under the terms of the First Lien Credit Agreement, MediaCo received an initial term loan of $35.0 million on April 17, 2024 (the “Initial Loan”) and was provided with a subsequent delayed draw facility of up to $10.0 million that may be provided for additional working capital purposes under certain conditions (the “Delayed Draw” and the loans thereunder, the “Delayed Draw Term Loans”). The Initial Loan and Delayed Draw Term Loans are collectively referred to as the “First Lien Term Loans.” The proceeds of the Initial Loan were used to finance the Transactions, pay off certain existing indebtedness in connection therewith and pay related fees and transaction costs. The Initial Loan will mature on April 17, 2029, and each Delayed Draw Term Loan will mature on the date that is two years after the drawing of such Delayed Draw Term Loan. First Lien Term Loans will be subject to monthly amortization payments equal to 0.8333% of the initial principal amount of the First Lien Term Loans, and monthly interest payments at a rate of SOFR + 6.00%. The First Lien Term Loans are subject to a borrowing base in accordance with the terms of the First Lien Credit Agreement.
On September 10, 2024, MediaCo and its direct and indirect subsidiaries entered into an amendment to the First Lien Credit Agreement (the “First Amendment”) with WhiteHawk, as term agent thereunder, and the lenders party thereto, to amend the terms of the First Lien Credit Agreement to, among other things, (i) provide additional commitments to the existing delayed draw facility of up to $7.5 million subject to the terms and conditions set forth in the First Lien Credit Agreement, and (ii) make certain other changes to the First Lien Credit Agreement as set forth in the First Amendment.
Second Lien Term Loan
In addition, MediaCo and its direct and indirect subsidiaries entered into a $30.0 million second lien term loan credit facility, dated April 17, 2024 (the “Second Lien Credit Agreement”), with HPS as term agent, and the lenders party thereto. Under the terms of the Second Lien Credit Agreement, MediaCo was deemed to receive the Second Lien Term Loan of $30.0 million on April 17, 2024 in exchange for the Transactions. The Second Lien Term Loan will mature on April 17, 2029 and will be subject to monthly interest payments at a rate of SOFR + 6.00%. The Second Lien Term Loans are subject to a borrowing base in accordance with the terms of the Second Lien Credit Agreement.
Stockholders Agreement
On April 17, 2024, in connection with the Transactions, MediaCo entered into a stockholders’ agreement with SG Broadcasting and Aggregator (the “Stockholders Agreement”). The Stockholders’ Agreement provides Aggregator (i) the right to designate up to three individuals for election to our board of directors, subject to reduction and termination based on certain MediaCo stock ownership requirements (including that such designation right falls away upon Aggregator ceasing to beneficially own at least ten percent (10%) of the fully diluted MediaCo common stock for ten consecutive days), and (ii) certain consent rights over material actions taken by MediaCo.

Registration Rights Agreement
On April 17, 2024, in connection with the Transactions, MediaCo entered into a registration rights agreement with SG Broadcasting and Aggregator, pursuant to which MediaCo has granted each of SG Broadcasting and Aggregator customary underwritten shelf takedown and piggyback rights with respect to the registration of Class A Shares with the SEC under the Securities Act. In addition, MediaCo agreed to prepare and file within three months of the Closing Date a registration statement covering the sale or distribution of Class A Shares held by SG Broadcasting and Aggregator; such registration statement was filed with the SEC on July 12, 2024 (as amended pursuant to the amendment filed with the SEC on July 19, 2024). MediaCo has satisfied this requirement and filed a secondary registration statement with the SEC on August 12, 2024 (as amended pursuant to the amendments filed with the SEC on November 22, 2024 and December 3, 2024, respectively).
Network Affiliation and Supply Agreements
On April 17, 2024, in connection with the Transactions, Purchaser entered into a Network Program Supply Agreement (the “Network Program Supply Agreement”) with certain subsidiaries of Estrella that operate radio broadcast stations (the “Radio Stations”). Pursuant to the Network Program Supply Agreement, Purchaser has agreed to license certain programs and other material to the Radio Stations for distribution on the Radio Stations’ broadcast channels.
On April 17, 2024, in connection with the Transactions, Purchaser entered into a Network Affiliation Agreement (the “Network Affiliation Agreement”) with certain subsidiaries of Estrella that operate television broadcast stations (the “TV Stations”). Pursuant to the Network Affiliation Agreement, Purchaser has agreed to license certain programs and other material to the TV Stations for distribution on the TV Stations’ broadcast channels.
Background of the Transactions
As part of the ongoing consideration and evaluation of MediaCo’s long-term strategic goals and plans, our board of directors, together with MediaCo management and in consultation with representatives of Standard General regularly reviews and assesses MediaCo’s performance, share price, risks, opportunities, and strategy in light of the current business and economic environment, as well as evolving industry dynamics. As a matter of practice and as a way to enhance shareholder value, our board of directors and MediaCo management, together with MediaCo’s professional advisors and in consultation with representatives of Standard General, regularly review and evaluate a wide range of strategic opportunities for business combinations, acquisitions and other financial and strategic alternatives for MediaCo, including continuing as a standalone company, with a view to enhance shareholder value.
Beginning in late April 2023, representatives of MediaCo engaged in preliminary discussions and financial due diligence with representatives of Estrella regarding a potential combination of the businesses of the two companies.
On June 6, 2023, a non-binding indication of interest was submitted on behalf of MediaCo to the board of directors of Estrella for a potential acquisition of the businesses of Estrella for a purchase price in the range of $180 million to $210 million. Due diligence with respect to a transaction with Estrella commenced thereafter.
On October 11, 2023, MediaCo’s former Chief Executive Officer resigned as an officer of MediaCo and as a member of the board of directors, and on October 12, 2023, MediaCo announced the appointment of Kudjo Sogadzi, MediaCo’s Chief Operating Officer, as interim President of MediaCo.
On October 20, 2023, a non-binding letter of interest (the “Initial 2023 Letter of Intent”) was sent on behalf of MediaCo to HPS, an affiliate of Aggregator, the owner of Estrella. The Initial 2023 Letter of Intent described a potential combination transaction involving the businesses of MediaCo and Estrella in a transaction in which HPS and its affiliates would receive $60 million of preferred stock, $60 million of new indebtedness of MediaCo and equity interests in MediaCo that would represent approximately 40% of the common stock of MediaCo on a fully diluted basis.
On October 30, 2023, an updated non-binding letter of interest (the “Updated 2023 Letter of Intent”) was sent to HPS. The Updated 2023 Letter of Intent contemplated a combination in which: (i) MediaCo would obtain a new $30 million senior secured first lien term loan from a third party lender to, among other things, finance the repayment of certain outstanding indebtedness of Estrella; and (ii) HPS would receive $60 million of preferred stock, $30 million of new indebtedness of MediaCo and equity interests in MediaCo that would represent approximately 40% of the common stock of MediaCo on a fully diluted basis.

During the following weeks, representatives of MediaCo and Estrella discussed the proposed combination transaction, including with Fried, Frank, Harris, Shriver & Jacobson LLP, transaction counsel to MediaCo (“Fried Frank”), and Paul, Weiss, Rifkind, Wharton & Garrison LLP, transaction counsel to Estrella (“Paul Weiss”). Additionally, representatives of MediaCo and Fried Frank began discussions with WhiteHawk and its counsel at Sidley Austin LLP (“Sidley”) regarding the incurrence of debt financing by MediaCo for the transaction.
On November 22, 2023, Fried Frank and Paul Weiss exchanged initial legal due diligence request lists. From this date until mid-April 2024, representatives of MediaCo, Estrella, Fried Frank, and Paul Weiss provided responses to the diligence requests submitted by both parties and their respective counsel and conducted due diligence in connection with the proposed transaction.
On December 6, 2023, Fried Frank provided Paul Weiss with an initial draft transaction agreement, which was updated, based on discussions between the parties, pursuant to a draft agreement provided on February 14, 2024, by Fried Frank to Paul Weiss.
On February 22, 2024, our board of directors held a special meeting. Our board of directors, with all directors in attendance, was joined by members of MediaCo management and representatives of Fried Frank. MediaCo management provided our board of directors with an overview of discussions with Estrella relating to the proposed transaction, and representatives of Fried Frank reviewed the fiduciary duties of the directors in connection with their evaluation of the proposed transaction as well as the key terms of the proposed transaction agreement. Our board of directors discussed, among other things, the potential benefits, risks, and uncertainties of the proposed transaction and directed MediaCo management to work with Fried Frank to continue pursuing the proposed transaction.
From this time until the execution of the definitive transaction agreement, representatives of Fried Frank and Paul Weiss exchanged and negotiated drafts of the documentation for the transaction.
On March 27, 2024, Sidley sent an initial draft of the First Lien Credit Agreement for the Financing Transaction to Fried Frank. During the period from March 27, 2024 to April 17, 2024, representatives of WhiteHawk, Sidley, MediaCo, and Fried Frank prepared and finalized the negotiation of the financing documentation.
On March 28, 2024, our board of directors held a special meeting. Our board of directors, with all directors in attendance, was joined by members of MediaCo management and representatives of Fried Frank. MediaCo management provided our board of directors with an update on the status of negotiations with Estrella and WhiteHawk. Representatives of Fried Frank then provided our board of directors with key updates regarding the ongoing negotiation of material terms under the transaction and financing documentation. Our board of directors directed MediaCo management and its advisors to move forward with negotiating the final aspects of the proposed transaction and to return to our board of directors upon finalizing such negotiations.
From March 28, 2024 through April 16, 2024, representatives from MediaCo management, Estrella management, HPS, WhiteHawk, Fried Frank, Paul Weiss and Sidley continued to negotiate the terms of the transaction and financing and revise the transaction and financing documentation.
On the evening of April 16, 2024, our board of directors held a special meeting to consider approving the proposed transaction and the entry into the transaction and financing documentation. MediaCo management provided our board of directors with an update on the status of final negotiations with Estrella and WhiteHawk. Representatives of Fried Frank reviewed the fiduciary duties of the directors in connection with their evaluation of the proposed transaction, and representatives of Fried Frank described the proposed final terms of the transaction and financing documents. Our board of directors then discussed the proposed transaction and, after carefully considering the matters discussed at that meeting and at prior meetings of our board of directors, adopted resolutions which, among other things: (i) determined and resolved that the transaction documentation was advisable and in the best interest of MediaCo and its stockholders; (ii) authorized MediaCo’s execution and delivery of the transaction documentation and authorized the issuance of 60,000 shares of Series B Preferred Stock, a warrant to purchase up to 28,206,152 Class A Shares, exercisable at an exercise price of $0.00001 per share, and a term loan in the principal amount of $30 million, each to an affiliate of HPS; and (iii) determined to recommend that MediaCo’s stockholders vote in favor of the Issuance Proposal.
Following the approval of our board of directors, on April 17, 2024, the parties executed the transaction and financing documentation.

On the morning of April 18, 2024, MediaCo issued a press release announcing the execution of the Asset Purchase Agreement and the consummation of the transaction with Estrella.
Reasons for the Transactions
In evaluating the Asset Purchase Agreement and the Issuance Proposal, our board of directors consulted with management and outside legal and financial advisors. In connection therewith, our board of directors considered a number of reasons, including the following reasons which our board of directors viewed as generally supporting its decision to approve and enter into the Asset Purchase Agreement and recommend that our shareholders vote “FOR” approval of the Issuance Proposal:
Our board of directors evaluated the following strategic reasons supporting its approval of and entry into the Asset Purchase Agreement:
•
the Transactions transformed us from an operator of two urban radio stations (HOT 97 and WBLS 107.5) into a diversified content provider, including for Spanish-language audiences, by leveraging the strengths of both MediaCo and Estrella that existed prior to the Transactions;

•
the Transactions allows us to reach the established audiences of Estrella’s market-leading Regional Mexican radio stations, including Que Buena Los Angeles, Don Cheto Al Aire, La Raza, and El Norte; and

•
the Transactions accelerate the expansion of two high-growth radio content providers, with complementary multicultural audiences that represent almost one third of the U.S. population and 100% of the consumer growth in the marketplace.

Our board of directors weighed the advantages and opportunities listed above against the following other reasons identified in its deliberations as weighing negatively against the Transaction, including the dilution of the ownership interests of our current shareholders that would result from exercise of the Warrant and Option Right, and the fact that the former equityholders of Estrella will own approximately 43% of our outstanding equity on a fully diluted basis if the Warrant is fully exercised and the Option Right is exercised.
In view of the factors considered in connection with its evaluation of the Transactions and the complexity of these matters, our board of directors did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the Transactions and the Asset Purchase Agreement and to make its recommendation to our shareholders. In addition, individual members of our board of directors may have given differing weights to different factors. In reaching its determination to approve the Transactions and the Asset Purchase Agreement, our board of directors conducted an overall review of the factors described above, including thorough discussions with management and outside legal and financial advisors.
Our board of directors declared that the Asset Purchase Agreement and the transactions contemplated thereby, including the issuance of the Warrant and the execution of the Option Agreement, are advisable, fair to and in the best interests of the Company and its shareholders.
Exercise of the Warrant and Option Right for Class A Shares
Overview. As described above, we provided Aggregator with the right to exercise the Warrant pursuant to the terms of the Asset Purchase Agreement and the Warrant; provided, in no event shall the aggregate number of the Class A Shares issuable to Aggregator upon exercise of the Warrant exceed or 19.9% of the aggregate number of the Class A Shares outstanding or the voting power of such Class A Shares (the “19.9% Share Cap”) on the business day immediately preceding the issue date for such Warrant Shares, calculated in accordance with the applicable rules of the Nasdaq, unless and until the Issuance Proposal has been approved. The Option Agreement separately provides that, subject to the Issuance Proposal having been approved, an additional 7,051,538 Class A Shares may be issued as consideration to Estrella upon exercise of the Option Right by either Purchaser or Estrella.
Shares Issuable Upon Exercise of Warrant and Option Right. As of February 13, 2025 there were 41,325,165 Class A Shares issued and outstanding. Subject to shareholder approval of the Issuance Proposal, up to 28,206,152 Class A Shares are issuable upon full exercise of the Warrant and 7,051,538 Class A Shares are issuable upon exercise of the Option Right.
A description of the rights, preferences and privileges of our Class A Shares is included as Exhibit 4.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on April 1, 2024 (as amended pursuant to Amendment No. 1 to our Annual Report on Form 10-K for such fiscal year, filed with the SEC on April 29, 2024), each of which is incorporated by reference into this proxy statement
Reasons for Issuance Proposal. Our Class A Shares are listed on Nasdaq, and, as such, we are subject to the applicable rules of Nasdaq, including the requirement for shareholder approval in connection with the issuance of more than twenty percent of our outstanding common stock. Thus, in order to permit the issuance of Class A Shares upon exercise of the Warrant and the Option Right in excess of the 19.9% Share Cap, we must first obtain shareholder approval.
We believe it is in the in the best interest of our shareholders to approve the Issuance Proposal because any adverse consequences of such exercise to existing holders of Class A Shares, such as an increase in the number of Class A Shares available for sale into the public market, are outweighed by the benefits associated with the consummation of the Transactions.
Required Vote and Board Recommendation. Approval of the proposal requires the affirmative vote of a majority of the outstanding Class A Shares and Class B Shares, voting together as a single class, present in person or represented by proxy and entitled to vote at the special meeting.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL OF
THE ISSUANCE OF THE WARRANT SHARES AND THE OPTION SHARES.

COMPARATIVE PER SHARE MARKET PRICE DATA AND DIVIDENDS
MediaCo Common Stock
The Class A Shares are listed on Nasdaq under the symbol “MDIA”.
The following table sets forth the last sales price per share of the Class A Shares as reported on Nasdaq on April, 17, 2024, the last trading day prior to the public announcement of the execution of the Asset Purchase Agreement, and on February 21, 2025, the last day of trading before the date of this proxy statement/prospectus, in each case as reported by Nasdaq.

CLASS A SHARES
April 17, 2024	$2.72 per share
February 21, 2025	$1.15 per share

The market prices of the Class A Shares have fluctuated since the date of the announcement of the execution of the Asset Purchase Agreement. We urge you to obtain current market quotations for the Class A Shares and to review carefully the other information contained in this proxy statement/prospectus.
Estrella Common Stock
Estrella is a private company and its shares of common stock are not publicly traded.
Dividends
MediaCo
We have not and do not anticipate declaring or paying cash dividends on the Common Shares in the foreseeable future. We intend to retain all other future earnings, if any, to finance the operation and expansion of our business. Any future determination relating to our dividend policy will be made at the discretion of our board of directors and will depend on a number of factors, including future earnings, capital requirements, financial conditions, future prospects, contractual restrictions and covenants and other factors that our board of directors may deem relevant.
Estrella
Historical market price information regarding Estrella is not provided because there is no public market for Estrella’s common stock. Estrella has not paid any cash dividends during the past five years.
FINANCIAL STATEMENTS
The financial statements set forth in MediaCo’s Current Report on Form 8-K, filed with the SEC on April 18, 2024 (as amended on July 3, 2024 and November 22, 2024) is hereby incorporated by reference.

MANAGEMENT DISCUSSION & ANALYSIS
The Management Discussion and Analysis set forth in MediaCo’s Current Report on Form 8-K, filed with the SEC on April 18, 2024 (as amended on July 3, 2024 and November 22, 2024) is hereby incorporated by reference.
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE
None.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED SHAREHOLDER MATTERS
As of February 13, 2025, there were 41,325,165 Class A Shares and 5,413,197 Class B Shares issued and outstanding. The Class A Shares are entitled to an aggregate of 41,325,165 votes and the Class B Shares are entitled to an aggregate of 54,131,970 votes. The following table shows, as of February 13, 2025, the number of shares and percentage of our Class A Shares and Class B Shares held by each person known to us to own beneficially more than five percent of the issued and outstanding Class A Shares or Class B Shares, by our named executive officers and our directors, and by our named executive officers and directors as a group. Unless otherwise specified, the address of each person listed is: c/o MediaCo Holding Inc., 48 W. 25th Street, Floor 3, New York, NY 10010.

	CLASS A SHARES		CLASS B SHARES
FIVE PERCENT SHAREHOLDERS, DIRECTORS, NOMINEES AND CERTAIN EXECUTIVE OFFICERS	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP CLASS A SHARES(1)	PERCENT OF CLASS	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP CLASS B SHARES(1)	PERCENT OF CLASS	TOTAL BENEFICIAL OWNERSHIP OF OUTSTANDING MEDIACO INTERESTS(2)	PERCENT OF TOTAL VOTING POWER OF OUTSTANDING MEDIACO INTERESTS
Standard General, L.P.	42,945,193(3)	91.88%	5,413,197	100.00%	42,945,193	96.03%
Andrew P. Glaze	124,020	0.30%	—	—%	124,020	*
Mary Beth McAdaragh	37,789	0.09%	—	—%	37,789	*
Deborah A. McDermott	47,348	0.11%	—	—%	47,348	*
Debra DeFelice	71,425	0.17%	—	—%	71,425	*
Robert L. Greene	20,849	0.05%	—	—%	20,849	*
Ann Beemish(4)	123,811	0.30%	—	—%	123,811	*
Amit Thakrar	12,856	0.03%	—	—%	12,856	*
Jacqueline Hernández	—	—%	—	—%	—	*
Kudjo Sogadzi(5)	115,085	0.28%	—	—%	115,085	*
Brian Kei(6)	—	—%	—	—%	—	*
Colbert Cannon	—	—%	—	—%	—	*
Brett Pertuz	—	—%	—	—%	—	*
Rene Santaella	—	—%	—	—%	—	*
Alberto Rodriguez	—	—%	—	—%	—	*
Andrew C. Carington	—	—%	—	—%	—	*
All Named Executive Officers and Directors as a Group (15 persons)	553,183	1.34%	—	—%	553,183	0.58%
Other 5% Shareholders:
HPS Group GP, LLC	9,300,650(7)	18.37%	—	—%	9,300,650	8.88%

1.
Unless otherwise indicated, each of the shareholders has sole voting and investment power with respect to the securities shown to be owned by such shareholder. The inclusion herein of securities listed as beneficially owned does not constitute an admission of beneficial ownership.

2.
As Class B Shares are convertible into Class A Shares at the election of the holder, the beneficial ownership reported herein assumes that the beneficial owner (and no other shareholder) elected to convert all Class B Shares beneficially owned by such beneficial owner into Class A Shares.

3.
Includes 5,413,197 Class B Shares. All Common Shares beneficially owned by Standard General are held by SG Broadcasting and certain funds. Soohyung Kim is the managing member and Standard General serves as investment manager for SG Broadcasting and such funds. Mr. Kim is the managing partner and chief investment officer of Standard General and a director of the general partner of Standard General. By virtue of the foregoing, Standard General and Mr. Kim may be deemed to beneficially own these shares. Each of Mr. Kim and Standard General disclaims beneficial ownership of the shares reported except to the extent of its or his pecuniary interest in such shares. Each of SG Broadcasting, Standard General and Mr. Kim have an address of 767 Fifth Avenue, 12th Floor, New York, NY 10153.

4.	On September 25, 2024, Ann C. Beemish, the former Chief Financial Officer of the Company, resigned as an officer of the Company, effective September 30, 2024.
5.	On September 26, 2024, Kudjo Sogadzi, the former President of the Company, resigned as an officer of the Company, effective on such date, but remained an employee of the Company.
6.	On October 24, 2024, Brian Kei, the former Chief Operating Officer of the Company, resigned as an officer of the Company, effective October 25, 2024.
7.
Represents 9,300,650 Class A Shares currently issuable upon the exercise of the Class A Common Stock Purchase Warrant (the “Warrant”) issued by the Company to SLF LBI Aggregator, LLC (“Aggregator”) on April 17, 2024, which Warrant relates in total to 28,206,152 Class A Shares. The percentage ownership interest is based on (i) 41,325,165 outstanding Class A and (ii) 9,300,650 Class A Shares issuable upon exercise of the Warrant. Scott Kapnick is chief executive officer of HPS Investment Partners, LLC, which is a registered investment adviser and is affiliated with HPS Group GP, LLC (collectively with HPS Group GP, LLC, “HPS”) and Aggregator. The principal business address of each of these persons is 40 West 57th Street, 33rd Floor, New York, New York 10019. See “Proposal: Approval of Issuance of Warrant Shares and Option Shares” for information regarding the additional Class A Shares that may be acquired if the Shareholder Proposal is approved by our shareholders.

In addition, as of February 13, 2025, there were 60,000 shares of Series B Preferred Stock issued and outstanding. Holders of Series B Preferred Stock have one vote per share on any matter on which holders of Series B Preferred Stock are entitled to vote separately as a class, whether at a meeting or by written consent, pursuant to the express terms of the Company’s Amended & Restated Articles of Incorporation, as amended, or as applicable law, including the Indiana Business Corporation Law, may expressly require a separate class vote of the holders of Series B Preferred Stock. Except as set forth in the immediately preceding sentence, the holders of Series B Preferred Stock are not entitled to vote on any matter submitted to the Company’s stockholders. See Footnote 7 to the preceding table for information regarding HPS Group GP, LLC, currently the sole holder of the Series B Preferred Stock.

HOLDER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP SERIES B PREFERRED STOCK	PERCENT OF CLASS
HPS Group GP, LLC	60,000	100.0%

CERTAIN RELATIONSHIPS AND RELATED-PERSONS TRANSACTIONS
RELATIONSHIP AND AGREEMENTS WITH ESTRELLA MEDIA
For a discussion of the Acquisition of Estrella Broadcasting, Inc., please see the proposal to be approved in this proxy statement.
RELATIONSHIP AND AGREEMENTS WITH EMMIS
MediaCo was formed by Emmis in connection with a transaction (the “Emmis Transactions”) with SG Broadcasting that involved, among other things, Emmis conveying the assets of radio stations WBLS-FM and WQHT-FM (the “New York Radio Stations”) to MediaCo (the “Separation”) and distributing (the “Distribution”) all of MediaCo’s Class A Shares to all of Emmis’ shareholders pro rata. Emmis and the Company operate separately, each as an independent public company. In connection with the Separation, we and Emmis entered into certain agreements to affect the separation of our business from Emmis and govern our relationship with Emmis after the Separation. The following is a summary of the terms of the material agreements that we have entered into with Emmis. These summaries set forth the terms of the agreements that we believe are material and are qualified in their entirety by reference to the full text of such agreements.
Transaction Agreement
On June 28, 2019, we entered into a certain Contribution and Distribution Agreement with Emmis and SG Broadcasting (the “Transaction Agreement”). The Transaction Agreement sets forth our agreements with Emmis and SG Broadcasting regarding the principal actions to be taken in connection with the Emmis Transactions. The Transaction Agreement identified assets to be transferred, liabilities to be assumed and contracts to be assigned to the Company as part of the separation, and it provided for when and how these transfers, assumptions and assignments will occur.
At the closing of the Emmis Transactions and pursuant to the terms of the Transaction Agreement, SG Broadcasting made an investment in MediaCo (the “Initial SG Broadcasting Investment”) consisting of $41,500,000 plus the $6,250,000 for additional working capital purposes. As consideration for the SG Broadcasting Investment, MediaCo issued to SG Broadcasting a convertible promissory note payable by MediaCo in the amount of $6,250,000 (the “Original SG Broadcasting Promissory Note”) and issued to SG Broadcasting 5,359,753 Class B Shares, which constituted all of the issued and outstanding Class B Shares, representing in the aggregate an approximately 76.28% equity ownership interest and 96.98% of the outstanding voting interests of MediaCo immediately following the Emmis Transactions. Contemporaneously, Emmis contributed the assets of the New York Radio Stations to MediaCo and MediaCo paid to Emmis the sum of $91,500,000 (the “Purchase Price”), issued a promissory note (the “Emmis Promissory Note”), secured the use of $5,000,000 of working capital from Emmis which was required to be repaid within nine months following the closing of the Emmis Transactions (and was so repaid), and issued to Emmis 1,666,667 Class A Shares, which constituted all of the issued and outstanding Class A Shares and represented in the aggregate approximately 23.72% equity ownership interest and 3.02% of the outstanding voting interests of MediaCo immediately following the Emmis Transactions. In connection with the Distribution, Emmis was issued an additional 16,619 Class A Shares in order to enable 0.1265 Class A Shares to be distributed for each share of Emmis common stock outstanding, and SG Broadcasting was issued an additional 53,444 Class B Shares to enable SG Broadcasting to retain its proportionate ownership percentage in MediaCo.
Contemporaneously with the close of the Emmis Transactions, to fund the Purchase Price, the Company entered into a five-year senior secured term loan agreement (the “Senior Credit Facility”) by and among MediaCo Holding Inc., the other parties designated as borrowers thereto, the financial institutions from time to time party thereto, and GACP Finance Co., LLC, a Delaware limited liability company, as administrative agent and collateral agent. The Senior Credit Facility originally provided for initial borrowings of up to $50,000,000, which net proceeds, along with the proceeds from the Initial SG Broadcasting Investment and the Original SG Broadcasting Promissory Note, were paid to Emmis as consideration for the New York Radio Stations, as well as one tranche of additional borrowings of $25,000,000.
On December 9, 2022, the Company repaid in full, without penalty, all of its obligations under the Senior Credit Facility, which was terminated at that time.
The Transaction Agreement provides for releases with respect to pre-closing claims arising from the Emmis Transactions, and with respect to post Distribution claims, except as otherwise provided in the Transaction

Agreement, indemnifications principally designed to place financial responsibility for obligations and liabilities allocated to MediaCo under the Transaction Agreement with MediaCo and financial responsibility for obligations and liabilities allocated to Emmis under the Transaction Agreement with Emmis. Other than in limited circumstances, Emmis shall only be responsible for certain breaches of representations and warranties if losses exceed one percent (1%) and the maximum recovery is limited to ten percent (10%) of the Purchase Price.
Emmis Promissory Note
On August 19, 2022, Emmis exercised its right under the Emmis Convertible Promissory Note to convert thirty thousand dollars ($30,000.00) of the outstanding principal for 11,000 Class A Shares. On December 21, 2022, Emmis exercised its right under the Emmis Convertible Promissory Note to convert $0.9 million of the outstanding principal and $0.1 million of accrued but unpaid interest for 0.8 million Class A Shares.
The Emmis Promissory Note matured on November 25, 2024. On November 25, 2024, MediaCo repaid the Emmis Promissory Note in full, in cash, and there are no further amounts owed by MediaCo under the Emmis Promissory Note, which is now discharged in full.
Shared Services Agreements
At closing of the Emmis Transactions, we entered into two Shared Services Agreements with Emmis. Historically, Emmis has operated radio stations WLIB AM and WEPN FM (which were retained by Emmis) from many of the same facilities and using many of the same personnel as used in the operation of New York Radio Stations. The Shared Services Agreements became operative as of the completion of the Separation to allow Emmis to continue to use MediaCo’s facilities, equipment and personal consistent with past practices. Emmis is to reimburse MediaCo for all incremental out of pocket costs and expenses incurred by MediaCo in connection with this arrangement.
Antenna Site Agreement
At closing of the Emmis Transactions, we entered into an Antenna Site Agreement with WLIB. Historically, WBLS FM has used the antenna site owned by WLIB in Lyndhurst, New Jersey as an emergency backup site from which to broadcast WBLS FM’s programs in the event its other broadcast antennas are unavailable. The Antenna Site Agreement allows WBLS FM antenna space on the WLIB tower, as well as ground space for WBLS FM transmission equipment. The Antenna Site Agreement is to last for an initial term of 20 years, with two automatic renewal periods of 10 years each, unless MediaCo provides notice to WLIB of its intention to not renew the lease for an additional term. MediaCo is to pay to WLIB an annual license fee of ten dollars ($10.00).
Previously Terminated Agreements
At closing of the Emmis Transactions, MediaCo entered into an Employee Leasing Agreement, a Management Agreement and a Local Programming and Marketing Agreement with Emmis. All of such agreements were terminated by mutual agreement prior to 2022.

RELATIONSHIP AND AGREEMENTS WITH SG BROADCASTING
At the closing of the Emmis Transactions and pursuant to the terms of the Transaction Agreement, SG Broadcasting made the Initial SG Broadcasting Investment. As consideration for the Initial SG Broadcasting Investment, MediaCo issued to SG Broadcasting the Original SG Broadcasting Promissory Note and 5,359,753 Class B Shares, which constituted all of the issued and outstanding Class B Shares, representing in the aggregate an approximately 76.28% equity ownership interest and 96.98% of the outstanding voting interests of MediaCo immediately following the Emmis Transactions. Following closing of the Emmis Transactions, SG Broadcasting owns all of the issued and outstanding Class B Shares, representing an approximately 76.28% equity ownership interest and a 96.98% voting interest in MediaCo. On February 28, 2020, MediaCo amended and restated the Original SG Promissory Note to allow SG Broadcasting to fund up to an additional $4 million (the “Amended and Restated SG Promissory Note”), and on March 27, 2020, further amended and restated the Amended and Restated SG Promissory Note to allow SG Broadcasting to fund up to an additional $9.75 million (the “Second Amended and Restated SG Promissory Note”). On September 30, 2020, SG Broadcasting loaned an additional $0.3 million to the Company pursuant to an additional SG Broadcasting Promissory Note (the “Second SG Promissory Note, and together with the Amended and Restated SG Promissory Note, the “SG Broadcasting Notes”). The SG Broadcasting Notes carry interest at a base rate equal to the interest on any senior credit facility, or if no senior credit facility is outstanding, of 6.00%, and an additional increase of 1.00% following the second anniversary of the date of issuance and additional increases of 1.00% following each successive anniversary thereafter. The SG Broadcasting Notes will have a maturity date of six (6) months after the fifth (5th) anniversary of execution of the Original SG Promissory Note. Additionally, the SG Broadcasting Notes will be payable in interest in kind through maturity. Subject to the Share Cap, the SG Broadcasting Notes are convertible into Class A Shares at the option of SG Broadcasting at a strike price equal to the thirty (30) day volume weighted average price of the Class A Shares on the date of conversion. On July 28, 2022, SG Broadcasting exercised its right under the SG Broadcasting Promissory Notes to fully convert the outstanding principal and accrued but unpaid interest into the Company's Class A Shares, and the 2019/2020 SG Broadcasting Promissory Notes were terminated at that time, while the May 2021 SG Broadcasting Promissory Note remains outstanding, but with no amounts outstanding as of December 31, 2022.
On October 29, 2024, MediaCo and Standard Media Group LLC (“SMG”), an affiliate of SG Broadcasting, entered into an Employee Leasing Agreement, effective as of October 1, 2024 (the “Leasing Agreement”). Under the Leasing Agreement, MediaCo will obtain the services of several SMG employees to serve various roles for MediaCo, including with respect to the legal, digital products, broadcast IT, and news operations function. To the extent permitted by law and other than as expressly set forth in the Leasing Agreement, MediaCo will have the exclusive right to direct the day-to-day work of, and to direct, control, and supervise, the leased employees, who will remain employees of SMG. The Leasing Agreement is an at-cost arrangement, with MediaCo paying only for a percentage of the actual cost of employing each leased employee, with no markup or service fees above MediaCo’s share of the actual fully-loaded cost of each leased employee. Either party may terminate the Leasing Agreement without cause on thirty (30) days notice, or immediately upon certain events described therein. The Leasing Agreement also contains other customary provisions relating to, among other things, confidentiality, the ownership of intellectual property and indemnification.

SHAREHOLDER PROPOSALS
To be considered for inclusion in the Company’s 2025 proxy solicitation materials, shareholder proposals submitted in accordance with SEC Rule 14a-8 of the Exchange Act, must be received in writing by our corporate secretary no later than January 30, 2025. Shareholders who wish to bring business before or nominate a person for election as a director at the Company’s 2025 annual meeting (other than through a shareholder proposal pursuant to Rule 14a-8 of the Exchange Act) must notify the corporate secretary in writing and provide the information required by the provisions of our by-laws dealing with shareholder proposals. Copies of our by-laws are available to shareholders free of charge upon request to our corporate secretary. The notice must be delivered to the corporate secretary at the principal executive offices of the Company not later than the close of business on the 90th day (April 10, 2025) nor earlier than the close of business on the 120th day (March 11, 2025) prior to the first anniversary of the 2024 annual meeting; provided, however, that in the event that the date of the 2025 annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder, to be timely, must be delivered not earlier than the close of business on the 120th day prior to the 2025 annual meeting and not later than the close of business on the later of (i) the 90th day prior to the 2025 annual meeting or (ii) the 10th day following the day on which public announcement of the date of such meeting is first made. Any shareholder submitting a nomination of a person for election as director who intends to solicit proxies in support of such nominee must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than January 30, 2025. Our board of directors will review any shareholder proposals that are filed as required and, with the assistance of the Company’s secretary, will determine whether such proposals meet applicable criteria for inclusion in our 2025 proxy solicitation materials or consideration at the 2025 annual meeting. In addition, we retain discretion to vote proxies on matters of which we are not properly notified at our principal executive offices on or before the close of business on the applicable 2025 shareholder proposal and nomination filing deadline, and also retain that authority under certain other circumstances.

OTHER MATTERS
Our board of directors knows of no other matters to be brought before this special meeting. However, if other matters should come before the meeting, it is the intention of each person named in the proxy to vote such proxy in accordance with his or her judgment on such matters.
AVAILABILITY OF ACCOUNTANTS
We do not expect representatives of Ernst & Young LLP, our current principal accountants (and our principal accountants for the fiscal year ended December 31, 2023) to be present at the special meeting.
EXPENSES OF SOLICITATION
The entire expense of preparing, assembling, printing and mailing the proxy form and the material used in the solicitation of proxies, will be paid by us. Solicitations may be made in person or by mail, telephone, facsimile or other means of electronic communication by our directors, officers and other employees, and none of those persons will receive any additional compensation in connection with the solicitation. We also will request record holders of shares beneficially owned by others to forward this proxy statement and related materials to the beneficial owners of such shares, and will reimburse those record holders for their reasonable expenses incurred in doing so. We do not intend to hire or engage a third party proxy solicitation firm in connection with the solicitation of proxies for the special meeting.
HOUSEHOLDING OF PROXY MATERIALS
We have adopted a procedure permitted by SEC rules that is commonly referred to as “householding.” Under this procedure, a single annual report, proxy statement and notice regarding the availability of proxy materials are delivered to multiple shareholders sharing an address unless we receive contrary instructions from any shareholder at that address. We will continue to send a separate proxy card to each shareholder of record. We have adopted this procedure because we believe it reduces the volume of duplicate information shareholders receive and helps to reduce our printing and postage costs. A number of brokers with account holders who are MediaCo shareholders will be “householding” our proxy materials and annual reports as well.
If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker if you hold your MediaCo shares through a broker, or notify us directly if you are a shareholder of record by sending us an e-mail at IR@MediaCoHolding.com, calling us at (866) 366-4703 or writing to us at MediaCo Holding Inc. Investor Relations, 48 W. 25th Street, Floor 3, New York, New York 10010. We will deliver promptly, upon written or oral request, a separate copy of the annual report, proxy statement, or notice regarding the availability of proxy materials, as applicable, to a shareholder at a shared address to which a single copy of the documents was delivered.
If you currently receive multiple copies of our proxy statement and annual report at your address and would like to request “householding” of your communications, you should contact your broker, or, if you are a record holder of MediaCo shares, you should submit a written request to our transfer agent, American Stock Transfer & Trust Company, Operations Center, 6201 15th Avenue, Brooklyn, New York 11219.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly, and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC website at www.sec.gov. You may obtain free copies of the documents we file with the SEC, including this proxy statement, by going to the “Company Info” page of our website at http://mediacoholding.com/. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.
The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC and any documents filed by us pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act (in each case, other than those documents or the portions of those documents not deemed to be filed) after the date of this proxy statement and before the date of the special meeting.
•	MediaCo’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on April 1, 2024 (as amended by Amendment No. 1 thereto, filed with the SEC on April 29, 2024);
•
MediaCo’s Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2024, filed with the SEC on May 15, 2024, for the fiscal quarter ended June 30, 2024, filed with the SEC on September 18, 2024 and for the fiscal quarter ended September 30, 2024, filed with the SEC on November 14, 2024;

•	MediaCo’s Current Report on Form 8-K, filed with the SEC on April 18, 2024 (as amended on July 3, 2024 and November 22, 2024) and filed with the SEC on September 16, 2024; and
•
the description of the Class A Shares of MediaCo contained in a registration statement on Form 10 filed under the Exchange Act on November 1, 2019 (as amended on November 8, 2019, November 15, 2019 and November 22, 2019) and declared effective by the Commission on November 26, 2019, including any amendment or report filed for the purpose of updating such description;

These documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K and proxy soliciting materials. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference herein.
Notwithstanding the foregoing, we will not incorporate by reference in this proxy statement any documents or portions thereof that are not deemed “filed” with the SEC, including information furnished under Item 2.02 or Item 7.01 or otherwise of any Current Report on Form 8-K, including related exhibits, after the date of this proxy statement unless, and except to the extent, specified in such Current Report.
Any person, including any beneficial owner of shares of MediaCo’s common stock, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us by written or telephonic request directed to MediaCo’s address below. If you would like to request documents from us, please do so as soon as possible to receive them before the special meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt method, within one (1) business day after we receive your request. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.
MediaCo Holding Inc.
48 W. 25th Street, Floor 3
New York, New York 10010
Email: IR@MediaCoHolding.com
If you have any questions concerning the Asset Purchase Agreement, the Transactions, the special meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your shares of common stock, please contact our investor relations department at the address referred to immediately above.

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on March 5, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/MDIA2025SM**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on March 5, 2025. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V62587-TBD

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MEDIACO HOLDING INC.

The Board of Directors recommends voting FOR proposal 1.

NOTE: Transaction of any other business that may properly come before the meeting and any adjournments or postponements of the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

The Notice and Proxy Statement is available at www.proxyvote.com

*** To maximize the efficiency of our meeting process, we have decided to hold the meeting solely by means of remote communication (i.e., a virtual-only meeting). We plan to announce any such updates on our website (www.MediaCoHolding.com) under the Investors heading, and we encourage you to check this page of our website prior to the meeting.**

V62588-TBD

The undersigned hereby appoints Andrew C. Carington, as attorney-in-fact and proxy, with full power of substitution and to vote as designated on the reverse side all shares of Class A and Class B Common Stock of MediaCo Holding Inc. which the undersigned would be entitled to vote if personally present at the Special Meeting of Shareholders to be held on March 6, 2025 at 9:00 AM local time, via virtual conference using www.virtualshareholdermeeting.com/MDIA2025SM and at any adjournment thereof. **If a vote is not designated on the reverse side, the shares represented by this Proxy will be voted with the recommendations of the board of directors and in the discretion of the proxy holders upon such other matters as may properly come before the meeting.**

This Proxy is Solicited on Behalf of the
MediaCo Holding Inc. Board of Directors

Continued and to be signed on reverse side